Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Results of Annual Shareholders Meeting and Declares Quarterly Dividend

Carmel, Ind., May 7, 2014 - CNO Financial Group, Inc. (NYSE: CNO) announced that shareholders at the company's annual meeting earlier today:

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Re-elected nine directors (Edward Bonach, Ellyn Brown, Robert Greving, Mary (Nina) Henderson, Keith Long, Neal Schneider, Frederick Sievert, Michael Tokarz and John Turner) to serve terms expiring at next year's annual meeting.

•	Reapproved the material terms of the performance goals under CNO’s Amended and Restated Long-Term Incentive plan.

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2014.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company's named executive officers as disclosed in the proxy statement for the annual meeting.

CNO also announced today that its board of directors has declared a quarterly cash dividend of $0.06 per share on the Company’s common shares. The dividend will be payable June 24, 2014, to shareholders of record at the close of business on June 10, 2014.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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